EXHIBIT 5.1

        OPINION OF GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL, P.A.

                                          November 17, 1997




CHS Electronics, Inc.
2000 N.W. 84th Avenue
Miami, Florida 33122

      RE: REGISTRATION STATEMENT ON FORM S-8 FOR CHS ELECTRONICS, INC.'S 1996 CHIEF EXECUTIVE OFFICER OPTION PLAN AND
            1997 CHIEF EXECUTIVE OFFICER STOCK OPTION PLAN


Ladies and Gentlemen:

      On the date hereof, CHS Electronics, Inc. a Florida corporation ("the Company"), sent for filing with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 1,174,951 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), pursuant to stock options ("Options") granted or to be granted under the Company's 1996 Chief Executive Officer Option Plan (the "1996 Plan") and 1997 Chief Executive Officer Stock Option Plan (the "1997 Plan"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

      In connection therewith, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Articles of Incorporation and Bylaws of the Company; (ii) records of corporate proceedings of the Company authorizing the 1996 Plan and the 1997 Plan; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

      Based upon the foregoing examination, we are of the opinion that the Company presently has available at least 1,174,951 shares of authorized and unissued Common Stock from which the 1,174,951 shares of Common Stock proposed to be sold pursuant to the exercise of Options granted under the 1996 Plan and the 1997 Plan may be issued. In addition, assuming that the Company maintains an adequate number of authorized but unissued shares of Common Stock available for issuance to those persons who exercise their Options, and that the consideration for the underlying shares of Common Stock issued pursuant to the Options, is actually received by the Company as provided in the 1996 Plan and 1997 Plan, we are of the opinion that the shares of Common Stock issued pursuant to the exercise of Options granted under and in accordance with the terms of the 1996 Plan and 1997 Plan will be duly and validly issued, fully paid and nonassessable.



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CHS Electronics, Inc.
November 17, 1997
page 2






      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                   Sincerely,

                                   GREENBERG TRAURIG HOFFMAN
                                   LIPOFF ROSEN & QUENTEL, P.A.



                                   By: /S/ PAUL BERKOWITZ
                                       -----------------------------------
                                       Paul Berkowitz